SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 14A
                             (RULE 14A-101)
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

 Filed by the Registrant  [  ]
 Filed by a Party other than the Registrant  [X]

 Check the appropriate box:
 [   ] Preliminary Proxy Statement
 [   ] Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
 [   ] Definitive Proxy Statement
 [ X ] Definitive Additional Materials
 [ X ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              THE CRONOS GROUP
             (Name of Registrant as Specified in Its Charter)

                              INTERPOOL, INC.
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

 Payment of Filing Fee (Check the appropriate box):
 [X] No fee required.
 [   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
       0-11.
       (1)  Title of each class of securities to which transaction applies:
       (2)  Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)  Proposed maximum aggregate value of transaction:
       (5)  Total fee paid:

  [   ] Fee paid previously with preliminary materials.

  [   ] Check box if any part of the fee is offset as provided by Exchange
 Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount previously paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:



                                        FOR:  INTERPOOL, INC.
 FOR IMMEDIATE RELEASE

                               CONTACT:  Raoul J. Witteveen
                                         President, Chief Operating Officer
                                         and Chief Financial Officer
                                                        (212) 916-3261

                                         Morgen-Walke Associates
                                         Gordon McCoun, Jennifer Angell
                                         Media contact: Merridith Ingram
                                         (212) 850-5600

          INTERPOOL PROPOSES TO NEGOTIATE ACQUIRING THE CRONOS GROUP
                          FOR $5.00 PER SHARE IN CASH
      -PLANS SOLICITATION TO ELECT MAJORITY OF CRONOS' BOARD OF DIRECTORS
                              AT UPCOMING MEETING-

      PRINCETON, N.J.-- September 23, 1999--Interpool, Inc. (NYSE: IPX) announced today that on September 21, 1999 it made a proposal to negotiate acquiring The Cronos Group (Nasdaq: CRNS) for $5.00 per share in cash. In a letter delivered to Dennis J. Tietz, Chairman of the Board and Chief Executive Officer of Cronos, Interpool proposed acquiring Cronos through an affiliate of Interpool, Container Applications International, Inc. (CAI), pursuant to which each shareholder of Cronos would receive $5.00 per share in cash. The $5.00 price represents a premium of approximately 33 1/3% over yesterday's closing price of Cronos shares.

      Interpool also announced today that, in connection with its proposal to acquire Cronos, it has filed preliminary proxy materials with the Securities and Exchange Commission which would be used to solicit proxies from Cronos' shareholders to elect five nominees selected by Interpool to Cronos' six-person Board of Directors at the annual meeting of shareholders of Cronos currently scheduled to be held on October 26, 1999.

      "Our preference has always been, and continues to be, to effect a transaction with Cronos on a negotiated basis. However, their position has left us with no choice but to seek to elect a slate of directors of Cronos who would be receptive to a negotiated transaction with CAI," said Mr. Witteveen, President, Chief Operating Officer and Chief Financial Officer of Interpool.

      "We believe that the election of our slate of Cronos directors represents the best means for Cronos shareholders to express their support for a prompt sale of Cronos to CAI or any higher bidder," said Mr. Witteveen.

      Interpool, founded in 1968, is one of the world's leading lessors of cargo containers used in international trade and is the second largest lessor of intermodal container chassis in the United States. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

       A copy of Interpool's proposal letter to Cronos is attached to this press release.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS
      Interpool, Inc. ("Interpool"), Container Applications International, Inc. ("CAI") and the following persons named below may be deemed to be "participants" in the solicitation of proxies from the shareholders of The Cronos Group ("Cronos") in connection with the annual meeting of the shareholders of Cronos currently scheduled to be held on October 26, 1999 and any adjournments, postponements and continuations thereof: the directors of Interpool (Martin Tuchman (Chairman of the Board and Chief Executive Officer), Raoul J. Witteveen (President, Chief Operating Officer and Chief Financial Officer), Warren L. Serenbetz, Arthur L. Burns (General Counsel and Secretary), Peter D. Halstead, Joseph J. Whalen and Mitchell I. Gordon); the following executive officers and employees of Interpool:
 William A. Geoghan (Senior Vice President of Finance) and Ernst Baenziger (Senior Vice President and Director of Interpool Limited); the directors of CAI (Hiromitsu Ogawa and M. John Nishibori); and the nominees of Interpool (the "Nominees") to stand for election to the Board of Directors of Cronos (Clifton H.W. Maloney, Richard Maisto, Jolmer D. Gerritse, Robert S. Malina and Edmund P. Hennelly).

      As of the date hereof, each of Interpool and CAI hold direct record ownership in 100 shares of common stock, par value $2.00 per share (the "Cronos Common Stock"), of Cronos. In addition M. John Nishibori, the Chief Financial Officer of CAI, is the beneficial owner of 5,500 shares of Cronos Common Stock held in his Individual Retirement Account. Other than set forth herein, as of the date hereof, neither Interpool, CAI nor any of the persons listed above, has any interest, direct or indirect, by security holding or otherwise, in Cronos.

                                    ###

 Note: This press release and other press releases and information can be viewed at Interpool's website at www.interpool.com.





 September 21, 1999



 Mr. Dennis Tietz
 Chairman, President and Chief Executive Officer
 The Cronos Group
 444 Market Street
 15th Floor
 San Francisco, CA  94111


 Dear Dennis:

      As you know from our various meetings and discussions over the past several months, the Board of Directors and management of Interpool, Inc. are interested in pursuing a business combination transaction between The Cronos Group ("Cronos") and our 50% owned affiliate, Container Applications International, Inc. ("CAI"). We have repeatedly attempted to negotiate in good faith with Cronos a possible transaction. However, after months of discussions, last month Cronos advised us that it was not prepared to pursue a transaction.

      In our previous discussions, we expressed an interest in combining CAI and Cronos through Cronos' acquisition of CAI. We are also prepared to enter into good faith negotiations with Cronos now to structure an acquisition of Cronos by CAI, pursuant to which each shareholder of Cronos would receive $5 per share in cash. This price represents a premium of approximately 33% over yesterday's closing price of Cronos' shares. Accordingly, we believe that your shareholders and Board of Directors should find our proposed transaction compelling.

      We believe that the combination of CAI and Cronos would create a leading container leasing company. Given what can be accomplished by such a combination for employees, customers and other constituencies, and the premium that would be received by Cronos shareholders, we hope that your Board of Directors will reconsider its previous unwillingness to move forward with a transaction.

      Set forth below is a summary of the terms of a possible transaction that we would be prepared to discuss.


 Price and Structure

  o Cronos would be merged with CAI in a one-step or two-step transaction. We propose that all shareholders of Cronos receive $5 per share in cash in the transaction.

 Continuity of Management and Operations

  o We recognize that your Board will want to understand how you and your management team would fit into the leadership structure of the new company. We hope and expect that you and your team would continue to play an important role in the combined operations moving forward and look forward to discussing this with you.

  o We recognize that Cronos has gone through a rough period over the last several years and are confident that you and the workforce in the combined organization would find a professionally exciting, stable, challenging and rewarding environment, as well as a strong sense of shared purpose and camaraderie.

 Timing and Process

      We are confident that Cronos shareholders will find our proposal attractive and hope that your Board of Directors will give it prompt consideration. We and our colleagues at CAI stand ready to meet with you promptly to discuss any and all aspects of the terms and structure of our
 proposed transaction.   In particular, if, in the course of negotiations
 and due diligence you can demonstrate greater value for Cronos, we would be prepared to consider an increase in our proposed purchase price.

      Our proposal and its terms are subject to customary conditions, including, among others, negotiation of a definitive acquisition agreement, confirmatory due diligence (including confirming that our transaction would not adversely impact Cronos' litigation against its former Chairman and Chief Executive Officer, Stefan M. Palatin), absence of a material adverse effect and regulatory and other approvals. We believe that our confirmatory due diligence can be completed in a short period.

      Our preference has always been and remains to effect a transaction on a negotiated and confidential basis. However, in the event that we do not receive a satisfactory response by 3:00 p.m., New York City time, on September 22, 1999, we intend to take our proposal directly to your
 shareholders.   We are confident that, given the significant premium we are proposing as well as its certainty of value since we are using cash consideration, your shareholders will find our proposal extremely compelling.

      We urge your management and your Board of Directors to recognize the value and benefits of our proposed transaction.


 Sincerely,


 /s/ Raoul J. Witteveen